Exhibit 4(a)iii

POTLATCH FOREST HOLDINGS, INC.

(Successor to Potlatch Corporation)

as Issuer

9-1/8% CREDIT SENSITIVE DEBENTURES DUE 2009

FIRST SUPPLEMENTAL INDENTURE

Dated as of February 3, 2006

To

INDENTURE

Dated as of April 1, 1986

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of February 3, 2006 (this “Supplemental Indenture”), among Potlatch Forest Holdings, Inc., a Delaware corporation (“Forest Holdings”), and U.S. Bank National Association (the successor in interest to The Bank of California, National Association), as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, Potlatch Corporation, a Delaware corporation (“Potlatch”), and the Trustee executed and delivered an Indenture, dated as of April 1, 1986 (the “Indenture”), pursuant to which Potlatch issued its 9-1/8% Credit Sensitive Debentures Due 2009 (the “Debentures”); and

WHEREAS, Potlatch will merge with and into Forest Holdings (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of September 19, 2005, by and among Potlatch, Forest Holdings and Potlatch Holdings, Inc., and as a result of the Merger the separate existence of Potlatch shall cease and Forest Holdings will succeed to and possess all of the rights, privileges, powers and franchises of Potlatch and will be subject to all of the restrictions, disabilities and duties of Potlatch, as provided under the General Corporation Law of the State of Delaware; and

WHEREAS, Section 8.01 of the Indenture provides that Potlatch may merge with Forest Holdings on the conditions set forth therein, including Forest Holdings’ assumption by supplemental indenture of the obligations of Potlatch under the Indenture; and

WHEREAS, this Supplemental Indenture is intended to be the supplemental indenture required by Section 8.01 of the Indenture in connection with the Merger and Forest Holdings’ assumption of the obligations of Potlatch under the Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken;

NOW THEREFORE, Forest Holdings and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of Debentures:

Section 1. Assumption of Obligations.

In accordance with Section 8.01(1) of the Indenture, at the effective time of the Merger Forest Holdings hereby assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Debentures and the performance of every covenant of the Indenture on the part of Potlatch to be performed or observed.

Section 2. Successor Corporation Substituted.

Forest Holdings agrees that at the effective time of the Merger it shall succeed to, and be substituted for, and may exercise every right and power of, Potlatch under the Indenture with the same effect as if Forest Holdings had been named as Potlatch therein.

Section 3. Ratification.

Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Section 4. Recitals.

The recitals in this Supplemental Indenture shall be taken as the statements of Forest Holdings, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture.

Section 5. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE INDENTURE AS SUPPLEMENTED HEREBY, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 6. Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 7. Headings, etc.

The Headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of February 3, 2006

POTLATCH FOREST HOLDINGS, INC.

By:	/s/ L. Pendleton Siegel
Name:	L. Pendleton Siegel
Title:	Chairman of the Board and
Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Deborah Kuykendall
Name:	Deborah Kuykendall
Title:	Vice President